FIRST AMENDMENT TO THE AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF U.S. WELL SERVICES, LLC

This First Amendment (“Amendment”) to the Amended and Restated Limited Liability Company Agreement (“Agreement”) of U.S. Well Services, LLC (the “Company”) is made this 10th day of February, 2014, but effective as of October 18, 2013, pursuant to the terms of the Agreement.  Capitalized terms used but not defined herein have the meaning provided in the Agreement.

WHEREAS, on October 17, 2013, the Company, the Sponsor and ORB Investments No. 2, LLC (“Sponsor No. 2”) entered into that certain Subscription Agreement under the terms of which the Sponsor and Sponsor No. 2 agreed to contribute $14 million to the Company in exchange for Series E Units of the Company, subject to reduction due to the participation of other Members in such offering; and on October 18, 2013, the Sponsor and Sponsor No. 2 satisfied their obligation under such Subscription Agreement by contributing $14 million to the Company,

WHEREAS, under Section 3.6(a) of the Agreement, the Company with the prior written approval of the Sponsor has the right to (a) create and issue Additional Interests having such designations, preferences and relative, participating or other special rights, powers and duties as the Board shall determine, and (b) admit Additional Members;

WHEREAS, upon the issuance of any class or series of Membership Interests, the Board may amend any provision of the Agreement to the extent necessary or desirable to reflect the admission of any Additional Member to the Company or the authorization and issuance of such class or series of Membership Interests, and the related rights and preferences thereof;

WHEREAS, the Sponsor and the Board intend to create and issue a new series of Units designated as “Series E Units” and amend certain of the terms of the Agreement in accordance with the terms hereof; and

WHEREAS, this Amendment has been approved by the Sponsor, as evidenced by its signature hereto, and the Board.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is amended as follows:

A. Series E Units.
a. Section 3.2(a) of the Agreement is hereby amended and replaced in its entirety as follows:

“3.2(a)  Unit Designations.  The Membership Interests in the

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Company shall be designated as “Units” and divided into five series of Units referred to as “Series A Units”, “Series B Units”, “Series C Units,” “Series D Units” and “Series E Units.”

b. Section 3.2 of the Agreement is hereby amended by adding the following as Section 3.2(k):

“3.2(k)Issuance of Series E Units.  On October 18, 2013, each Member listed on Schedule V contributed to the Company cash equal to the amount set forth under column (1) opposite such Member’s name on Schedule V, and, in exchange for such contribution, the Company will issue to such Member the number of Series E Units set forth under column (2) opposite such Member’s name on Schedule V.”

c. Section 3.2 of the Agreement is hereby amended by adding the following as Section 3.2(l):

“3.2(l) Notwithstanding anything in Section 3.2(g) or (h) or anywhere elsewhere herein to the contrary, Series D-1 Units may be issued (i) as a “capital interest” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other applicable Law), (ii) as having a fair market value and capital account associated with each such Series D Unit at the time of issuance equal to values as determined by the Company, and (iii) without a Threshold Value.  The applicable Award Agreement with respect to any Series D-1 Unit shall set forth whether such Unit shall have the characterization described in this Section 3.2(l) or alternatively that described in Sections 3.2(g) and (h).  The Company and the holders of Series D-1 Units shall file all federal income tax returns consistent with the foregoing.”

d. Section 3.5 of the Agreement is hereby amended by adding the following sentence at the end of such section:

“A copy of the Members’ Schedule with respect to the Members holding Series E Units as of October 18, 2013 is attached as Schedule V.”

e. Section 3.6(a) of the Agreement is hereby amended by adding “Series E Units,” immediately following the reference to “Series A Units,” in the first sentence of such section.
f. Section 6.1(c) of the Agreement is hereby amended by adding the following to the end of the first sentence of such section:

“; provided further, however, that each Series E Unit shall not be treated as outstanding for purposes of this Section 6.1(c) (and such Series E Units will not be entitled to receive distributions pursuant to this Section 6.1(c)) until total distributions have been made with respect to the Series B Units, Series C Units and Series D Units pursuant to this Section 6.1(c) in an amount equal to the Series E Equity Value.”

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g. Section 6.1 of the Agreement is hereby amended by adding the following as Section 6.1(d)(iii):

“(d)(iii)Subject to the terms hereof and Law, before any distribution is made on the Series B Units, Series C Units or Series D Units, and only after the Series A Units are redeemed in full, 100% of all distributions by the Company shall be made to the holders of the outstanding Series E Units in an amount equal to the Series E Unit Preference Amount with respect to each such Series E Unit.  If, upon a Liquidation Event or Exit Event, the net assets of the Company distributable among the holders of all outstanding Series E Units shall be insufficient to permit the payment of the Series E Unit Preference Amount, then the entire net assets of the Company remaining after the provision for the payment of the Company’s debts and other liabilities shall be distributed among the holders of the Series E Units ratably in proportion to the full Series E Unit Preference Amount to which they would otherwise be respectively entitled on account of their Series E Units.  Notwithstanding anything contained herein to the contrary, if the Company is prohibited from making any payment under the Indenture or the Credit and Security Agreement dated as of May 9, 2013 between the Company and Wells Fargo Bank, N.A. (as either of the same may be amended, renewed, supplemented, restated or otherwise modified, or as either of the same may be extended, refinanced, renewed or replaced) (collectively “Existing Debt Instruments”), or if any such payment would breach or violate, or allow the acceleration of payments or exercise of rights or remedies under any Existing Debt Instrument, the Company shall not make such payment hereunder until such time as it is not so restricted from making such payment under the Existing Debt Instrument and such payment would not result in or allow such breach, violation, acceleration or exercise.

h. Exhibit A to the Agreement is hereby amended by adding the following definitions:

“‘Series E Equity Value’ means $75,300,000.

‘Series E Unit Preference Amount’ means, with respect to each Series E Unit, the amount distributable with respect to such Unit to provide the holder thereof with a return of the Capital Contributions with respect to such Unit, less $0.01 per Unit, plus 13.00% interest per Unit compounded semi-annually on the Capital Contribution and unpaid interest with respect to such Unit, less $0.01 per Unit.

‘Series E Units’ is defined in Section 3.2(a).”

i. Exhibit A to the Agreement is hereby amended by removing the definition of “Eligible Purchaser” and replacing it in its entirety with the following:

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“‘Eligible Purchaser’ means any holder of Series B Units or Series E Units that (a) is not a Defaulting Member and (b) certifies to the Company’s reasonable satisfaction that such holder is an Accredited Investor.”

j. Exhibit A to the Agreement is hereby amended by removing the definition of “Percentage Interest” and replacing it in its entirety with the following:

“‘Percentage Interest’ means, (i) for purposes of Section 5.4, with respect to each Member, as of the time of determination, the quotient (expressed as a percentage) obtained by dividing (a) the number of Series B Units, Series C Units and Series D Units held by such Member by (b) the total number of Series B Units, Series C Units and Series D Units outstanding and (ii) for purposes of Section 6.1, with respect to each Member, as of the time of determination, the quotient (expressed as a percentage) obtained by dividing (a) the number of Series B Units, Series C Units, Series D Units and Series E Units held by such Member by (b) the total number of Series B Units, Series C Units, Series D Units and Series E Units outstanding.

k. Exhibit A to the Agreement is hereby amended by removing the definition of “Unit” and replacing it in its entirety with the following:

“‘Unit’ means a fractional part of the Membership Interests of all of the Members designated as a “unit,” and includes all types, classes and series of Units (including the Series A Units, Series B Units, Series C Units, Series D Units and Series E Units).”

B. Ratification of Agreement.  This Amendment shall be construed in connection with and as part of the Agreement, and except as modified and expressly waived or amended hereby, all terms, conditions and covenants contained in the Agreement are hereby ratified and shall remain in full force.

C. References to the Agreement.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Agreement without making specific reference to this Amendment, but nevertheless, all such references shall include this Amendment unless the context otherwise requires.

D. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.

E. Counterparts.  This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

(signature pages to follow)

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered on the date first hereinabove written.

“COMPANY”

U.S. WELL SERVICES, LLC

/s/ Brian Stewart
Brian Stewart

Chief Executive Officer

“SPONSOR”

ORB INVESTMENT, LLC

/s/ Joel N. Broussard
Joel N. Broussard

President

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SCHEDULE V

MEMBERS’ SCHEDULE FOR SERIES E UNITHOLDERS

Name / Address	(1) Initial Capital Contribution	(2) Series E Units

Members:

ORB Investments, LLC 120 White Rose Drive, Raceland, Louisiana, 70394 Attn: Joel N. Broussard	$10,000,000	473,711
ORB Investments No. 2, LLC 120 White Rose Drive, Raceland, Louisiana, 70394 Attn: Joel N. Broussard	$4,000,000	189,484

TOTAL:	$14,000,000	663,195

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